Exhibit 3.47

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

LAGOON LLC

This Limited Liability Company Operating Agreement (the “Agreement”) of Lagoon LLC, a Delaware limited liability company (the “Company”), is made, entered into and effective as of August 1, 2016 by Westlake Chemical Corporation, a Delaware corporation, as the sole member (the “Member”).

WITNESSETH:

WHEREAS, the Member desires to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del C. § 18-101 et seq.), as amended (the “Act”).

NOW, THEREFORE, the Member hereby creates a limited liability company for the purposes and on the terms set forth in this Agreement.

ARTICLE I

ORGANIZATION

1.01 Formation of the Company. An authorized representative of the Member has executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (the “Certificate”) of Lagoon LLC on August 1, 2016 in order to form a limited liability company pursuant to the Act.

1.02 Office of the Company. The Company shall have its principal office at 2801 Post Oak Boulevard, Suite 600, Houston, Texas, 77056 and may establish such other offices or places of business for the Company as the Member may deem appropriate.

1.03 Registered Office and Registered Agent. The Company shall have its registered office in the State of Delaware at 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

1.04 Purposes of the Company. In furtherance of its purposes, but subject to the provisions of this Agreement, the Company shall have all powers necessary and appropriate for the accomplishment of such purposes that are conferred to limited liability companies under the Act. The purposes of the Company shall be to engage in any lawful business the Company may undertake.

1.05 Term of the Company. The existence of the Company commenced as of the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of the Certificate or this Agreement.

1.06 Name of the Company. The name of the Company is Lagoon LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Member; provided that such name contains the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”.

ARTICLE II

MANAGEMENT OF COMPANY

2.01 Management. The full and exclusive right, power and authority to manage the Company is retained by, and reserved to, the Member. Nothing in this Agreement shall be deemed to designate or appoint, or authorize the designation or appointment, of any “managers” as such term is defined in the Act. The business and affairs of the Company shall be conducted, and its capital, assets and funds shall be managed, dealt with and disposed of, and all decisions to be made by the Company’s members shall be made, solely by the Member.

2.02 Officers. (a) The Member may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Member may from time to time delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware (the “DGCL”), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Member. Any number of offices may be held by the same person. Any delegation pursuant to this Section 2.02 may be revoked at any time by the Member.

(b) Each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Any officer may be removed as such, either with or without cause, by the Member at any time. Any vacancy occurring in any office of the Company may be filled by the Member.

(e) The following persons are hereby appointed officers of the Company:

Albert Chao, President

Steven Mark Bender, Chief Financial Officer, Treasurer

Benjamin L. Ederington, General Counsel, Secretary

David Chao, Vice President - Business Development-Asia/Middle East

Lawrence Schubert, Vice President - Corporate Business Development

Bruce Robertson, Assistant Treasurer

Julia Feng, Assistant Secretary

George Mangieri, Chief Accounting Officer

2.03 Certain Transactions. The fact that the Member or any of its affiliates is directly or indirectly interested in or connected with any person, firm or corporation employed by the Company to render or perform a service, or from which or to whom the Company may buy or sell any property, shall not prohibit the Company from employing or dealing with such person, firm or corporation.

2.04 Tax Election. Any officer of the Company is hereby authorized to cause the Company to make an entity classification election for U.S. federal income tax purposes.

ARTICLE III

CAPITAL CONTRIBUTION; RESIGNATION; DISTRIBUTIONS

3.01. Initial Capital Contribution; Membership Interests. The Member has contributed all of the capital of the Company (each, a “Capital Contribution”). The Member shall own all of the membership interests in the Company (the “Membership Interest”).

3.01 Additional Capital Contributions. Except as otherwise provided in this Section 3.02, the Member shall not be obligated to make any additional contribution to the capital of the Company. If additional Capital Contributions are called for, the Member shall make additional Capital Contributions at such times and in such amounts as may be determined by the Member.

3.02 Capital Accounts. The Company shall maintain a capital account (the “Capital Account”) for the Member that shall consist of (a) the sum of the Member’s Capital Contributions paid to the Company as of any given time, less (b) the sum of (A) all distributions made by the Company to the Member pursuant to Sections 3.05 and 4.03, and (B) the amount of any liabilities of the Member assumed or paid by the Company by action of the Member.

3.03 No Interest on Capital Contribution. The Member shall not be paid interest on any of its Capital Contributions or on its Capital Account.

3.04 Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provisions to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law. Distributions may be made in cash or in-kind. The Member may reserve amounts for anticipated expenses or contingent liabilities of the Company.

ARTICLE IV

DISSOLUTION AND TERMINATION OF THE COMPANY

4.01 Events Causing Termination. The Company shall be dissolved and its affairs shall be wound up upon the first occurrence of either of the following:

(i) termination hereof by the Member; or

(ii) the occurrence of any of the events set forth in Section 18-801(4) of the Act that affects the Member and thereby results in the dissolution of the Company.

4.02 Winding Up. Upon dissolution of the Company, the Member shall proceed diligently to wind up the affairs of the Company and distribute its assets.

4.03 Liquidation and Termination. Upon dissolution of the Company, as expeditiously as is reasonable, the liabilities of the Company shall be paid out of the assets of the Company and, in furtherance thereof, distributions shall be made in the following manner and order:

(i) first, to creditors, including the Member if it is a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(ii) second, to the Member.

At such time as the distributions provided for in (i) and (ii) above have been made, the Company shall terminate.

4.04 Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

ARTICLE V

COMPANY EXPENSES, BOOKS AND RECORDS

5.01 Operating Expenses. The Company shall pay all current expenses, including administrative expenses and fees, before any allocations may be made to the Member. Appropriate reserves may be determined and charged to the capital account of the Member (in accordance with generally accepted accounting principles) for (i) contingent liabilities, if any, as of the date any such contingent liabilities become known to the Member and/or (ii) amounts needed to pay the Company’s operating expenses, including administrative expenses and fees, before any allocations are made to the Member.

5.02 Fiscal Year and Method of Accounting. The Company shall select the appropriate method of accounting and the beginning and end of its fiscal year (except for the first fiscal year of the Company, which shall begin on the date of the formation of the Company).

5.03 Records. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

5.04 Financial Statements and Reports. The Member shall oversee the accounting, tax and record keeping matters of the Company.

ARTICLE VI

LIABILITY AND INDEMNIFICATION

6.01 Liability. (a) Liability to Company. Neither the Member, nor any employee, director, officer, agent, shareholder, limited partner or general partner of the Member, shall be liable, responsible or accountable in damages or otherwise to the Company or any other persons by reason of acts, omissions, errors in judgment, or otherwise. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6.01 shall not be construed so as to relieve (or attempt to relieve) a person of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 6.01 to the fullest extent permitted by law.

(b) No Personal Liability of the Member. The Member shall not be subject in such capacity to any personal liability whatsoever to any person in connection with the Company assets or the acts, obligations or affairs of the Company. The Member shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the DGCL. The rights accruing to the Member under this Section 6.01 shall not exclude any other right to which such Member may be lawfully entitled nor shall anything herein contained restrict the right of the Company to indemnify or reimburse the Member in any appropriate situation even though not specifically provided herein.

(c) Liability to Third Parties. Except as provided in this Section 6.01, neither the Member nor any employee, director, officer, agent, shareholder, limited partner or general partner of the Member in his, her or its capacity as such, shall be liable under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

6.02 Indemnification of the Member. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless the Member of the Company and each employee, director, officer, agent, shareholder, limited partner and general partner of the Member (each, an “Indemnified Person”) from and against any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement) (each a “Loss” and collectively “Losses”) resulting from a claim, demand, lawsuit, action or proceeding by reason of any act or omission performed or omitted by such Indemnified Person on behalf of the Company; provided that such acts or omissions of such Indemnified Person are not found by a court of competent jurisdiction to constitute fraud. Expenses, including legal fees, incurred by an Indemnified Person and relating to any claim, demand, lawsuit, action or proceeding for which indemnification is sought under this Section shall be paid by the Company upon demand by the Indemnified Person; provided that the Indemnified Person shall reimburse the Company for such expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder.

ARTICLE VII

GENERAL PROVISIONS

7.01 Amendments; Waivers. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Member. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

7.02 Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument contains the entire agreement with respect to such subject matter.

7.03 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

7.04 Future Actions. The Company and the Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

7.05 Limitation on Rights of Others. None of the provisions of this Agreement, including, without limitation, Sections 3.02 and 5.03, shall be for the benefit of or enforceable by any creditor of the Company. Furthermore, the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement. Nothing in this Agreement shall be deemed to create any legal or equitable right, remedy or claim in any person not a party hereto (other than an Indemnified Person).

7.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.

IN WITNESS WHEREOF, the undersigned Member has executed this Limited Liability Company Operating Agreement as of the date first above written.

WESTLAKE CHEMICAL CORPORATION

By	/s/ Albert Chao
	Name:	Albert Chao
	Title:	President

[Signature Page for Lagoon LLC Operating Agreement]

SCHEDULE A

NAME AND ADDRESS OF MEMBER

Name	Address

Westlake Chemical Corporation	2801 Post Oak Boulevard, Suite 600 Houston, Texas 77056